EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Western Gas Holdings, LLC (as general partner of Western Gas Partners, LP):

We consent to the incorporation by reference in the registration statements on Form S-3 (No. 333-193828) and Form S-8 (No. 333-151317) of Western Gas Partners, LP of our report dated August 27, 2014, with respect to the consolidated balance sheets of Western Gas Partners, LP and subsidiaries as of December 31, 2013 and 2012, and the related consolidated statements of income, equity and partners’ capital, and cash flows for each of the years in the three-year period ended December 31, 2013, which report appears in the Current Report on Form 8-K of Western Gas Partners, LP and subsidiaries dated August 27, 2014.

/s/ KPMG LLP
Houston, Texas

August 27, 2014